Exhibit 8.1

February 24, 2016

W. R. Berkley Corporation

475 Steamboat Road

Greenwich, Connecticut 06830

RE:	W. R. BERKLEY CORPORATION

5.900% SUBORDINATED DEBENTURES DUE 2056

Ladies and Gentlemen:

We have acted as tax counsel to W. R. Berkley Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $100 million in aggregate principal amount of its 5.900% Subordinated Debentures due 2056 ($115 million aggregate principal amount if the underwriters exercise their overallotment option to purchase additional debentures in full) (the “Securities”), as described in the prospectus supplement, filed with the Securities and Exchange Commission on February 23, 2016 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-200392) under the Securities Act of 1933 as amended (the “Securities Act”), dated November 20, 2014.

We hereby confirm to you our opinion as set forth under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Securities, and to the reference to us under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP